EXHIBIT 5.1

February 2, 2015

John K. Lowther

Chief Executive Officer

Poverty Dignified, Inc.

10617 Kettering Drive, Ste. 219

Charlotte, NC 28226

Re: Registration Statement for Poverty Dignified, Inc. on Form S-1

Dear. Mr. Lowther:

I have been retained by Poverty Dignified, Inc, (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, relating to the offering of 7,038,180 shares already sold. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement are validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1.	Certificate of Incorporation of the Company;
2.	Bylaws of the Company;
3.	The Registration Statement; and
4.	Unanimous consent resolutions of the Company’s Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and are validly issued, fully paid and non-assessable under the corporate laws of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 and by reference, Exhibit 23.2, to the Registration Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Jillian Ivey Sidoti, Esq.

38730 Sky Canyon Drive, Ste A, Murrieta, CA 92563